FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc. David Johnson VP & Chief Financial Officer 262-631-6600	Cynthia Georgeson VP - Worldwide Communication 262-631-6600

JOHNSON OUTDOORS ANNOUNCES SETTLEMENT

RACINE, WISCONSIN, July 10, 2007…..Johnson Outdoors Inc. (Nasdaq: JOUT), a global leader in innovative outdoor recreational products, today announced the Company has reached a settlement agreement with Confluence Holdings Corp. that will end a long-standing intellectual property dispute between the two companies.  While the terms of the agreement are confidential, the settlement does not constitute an admission of wrongdoing by either party and includes a one-time payment by Johnson Outdoors of $4.4 million which is expected to have an unfavorable impact on earnings in the third fiscal quarter.   The Company is scheduled to report Fiscal 2007 third quarter results on Thursday, July 26th at 11:00 a.m. Eastern Time.

“After weighing the costs, risks and business distractions associated with continued litigation of this matter against the potential benefit, it became clear that it was in the financial best interests of the Company and its shareholders to settle and move on,” said David W. Johnson, Vice President and Chief Financial Officer.

As reported in the Company’s 10K, the Company is subject to various legal actions and proceedings, and is insured against loss for certain of these matters.  The Company has made a claim for this matter, and at this time does not expect resolution in Fiscal 2007.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky®  kayaks; Lendal™ paddles; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird® and Fishin’ Buddy® fishfinders; SCUBAPRO®, UWATEC® and Seemann Sub™ dive equipment; Silva® compasses and digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan,  including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.